EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 2 to Registration Statement No. 333-167325 of our report dated March 9, 2010, (June 4, 2010 as to Note 16 and July 9, 2010 as to Note 22) relating to the consolidated financial statements of LPL Investment Holdings Inc. (the “Company”) appearing in the Prospectus, which is part of such Registration Statement. We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-167325 of our report dated March 9, 2010, relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, which is part of such Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Costa Mesa, California
July 9, 2010